Exhibit 10.4

Cognizant 500 Frank W. Burr Blvd. Teaneck, NJ 07666 USA Phone: 201-801-0233
November 29, 2018
Dear Mr. Brian Humphries,
On behalf of the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company under the terms and conditions stated below.
Your direct employer will be Cognizant Worldwide Limited (the “Employing Entity”) and your principal place of work will be in London, England. The Board will consider, in its discretion, whether the business requirements of the Company make it desirable for the Company to provide a corporate apartment for your use in the New York/New Jersey area
You will have the responsibilities, duties and authorities customary for a chief executive officer of a public U.S. corporation. You will report directly to the Board. In addition, the Board agrees, subject to its fiduciary duties to the Company’s stockholders, that it will appoint you to the Board as of your start date and, to the extent that your term as a member of the Board expires at any time while you remain Chief Executive Officer of the Company, it will nominate and recommend you for re-election to the Board. During the term of your employment, you will comply with all rules, policies and procedures that may be adopted by the Company from time to time.

Your initial annual base salary will be £800,000 and will be payable in accordance with the normal payroll practices of the Employing Entity, less required tax withholdings and deductions.

In addition, you will be eligible to receive annual incentive compensation with a target of 200% of your annual base salary, in accordance with the terms of the Company’s annual incentive compensation plan, and paid in the same currency as your base salary. Your actual annual incentive compensation may range from 0% to 200% of target depending on performance. Your actual incentive compensation award earned for your first year of employment, if any, will be prorated on account of your partial year of employment.

Within 30 days following your start date, the Company will grant you an equity award in the form of performance stock units with a target value of $8,000,000 and a payout range from 0% to 200% of target (the “New Hire Award”). The performance stock units will have a four-year performance cycle. Of the New Hire Award, 50% will be payable based on the relative total stockholder return of the Company’s common stock compared to the return of the S&P 500 Information Technology Index over the four years beginning on your start date (using the 20-day average price of the Company’s common stock as of your start date as the starting price) (the “Relative TSR Award”), as shown in the following table:

Performance	Relative Performance	% of Target Earned
Maximum	80% Percentile	200%
Target	50% Percentile	100%
Threshold	30% Percentile	50%

The other 50% of the New Hire Award will be payable based on the absolute total stockholder return of the Company’s common stock over the four years beginning on your start date (using the 20-day average price of the Company’s common stock as of your start date as the starting price) (the “Absolute TSR Award”), as shown in the following table:

Performance	Absolute Growth	% of Target Earned
Maximum	+100%	200%
Target	+50%	100%
Threshold	+25%	50%

For each of the Relative TSR Award and the Absolute TSR Award set forth above, the % of Target Earned for performance below the “Threshold” set out above is 0% and the % of Target Earned for performance above the “Maximum” set out above is 200%. The number of performance stock units that will be eligible for vesting for performance between “Threshold” and “Target,” or between “Target” and “Maximum,” will be determined using straight-line interpolation, rounded down to the preceding whole number (e.g., 101.74 rounded down to 101). In no event shall any fractional shares be issued.

In addition, within 30 days following your start date, the Company will grant you an equity award consisting of time-based restricted stock units with a grant-date value of $3,000,000, vesting in substantially equal quarterly installments over the three years following your start date (the “Buyout Award”). Within ten days following your start date, the Company will pay to you a cash sign-on bonus of $4,000,000 (the “Sign-on Bonus”). You agree to utilize $1,000,000 of the after-tax amount of the Sign-on Bonus to purchase shares of Company common stock during the Company’s open trading window in the first calendar quarter of 2019 or, if your start date is after the end of such open trading window, during the next open trading window when you are permitted to purchase shares of Company common stock.

You are required to hold all shares of common stock you receive upon vesting of the Buyout Award and that you purchase using the after-tax amount of the Sign-on Bonus through the date that is four years following your start date. Such holding requirement will be in addition to any requirements applicable to you under the Company’s executive stock ownership guidelines.

The New Hire Award and the Buyout Award represent all of the equity awards that will be granted to you as part of your compensation for 2019. For 2020, the equity component of your target direct compensation will be equity awards with a target grant-date value of $8,000,000, of which 2/3rds will be performance stock units and 1/3rd will be time-based restricted stock units, which awards will be on the same terms as the annual equity awards provided for 2020 to the other senior executive officers of the Company. All such awards will be subject to the Company’s 2018 Incentive Award Plan and an award agreement issued thereunder.

As a further condition of this offer and your right to receive any of the payments and benefits detailed herein, you agree to execute and be bound by an Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement in the form applicable to executive officers of the Company (see form attached hereto as Exhibit A), as will be modified to conform to local law and practices in London England (the “Employment Agreement”); provided that the Employment Agreement will provide that any change in your principal place of work from London to New York or New Jersey (whether prior to or following a Change in Control (as defined in the Employment Agreement)) will not constitute Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement.

You acknowledge that in deciding to sign this offer letter, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated herein. This offer replaces and cancels all previous agreements, commitments and understandings, whether spoken or written, if any, that the Company or any representative of the Company may have made in connection with your employment.
Notwithstanding anything to the contrary herein, this offer letter is contingent upon satisfactory results of the Company’s pre-employment investigation and reference checks.
This offer letter will be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.
This offer letter and all undertakings of the parties hereunder will expire at 11:59 p.m. (London time) on December 5, 2018 unless you execute this offer letter and return it to us prior to that time (which may be by electronic transmission), whereupon this offer letter will become a binding agreement. By executing and accepting this offer letter, you are confirming that your start date with the Company will be no later than March 31, 2019 (the “Latest Start Date”) and that you are not subject to, or are no longer subject to, any legal restrictions, including current garden leave obligations that you may have been subject to, that will prevent you from starting on or prior to the Latest Start Date. You agree that if you do not join the Company on or prior the Latest Start Date, this offer will be deemed null and void ab initio.
We look forward to our opportunity to work together.

Best regards and welcome,

/s/ James Lennox
Name:	James Lennox
Title:	Executive Vice President, Chief People Officer

Cc:	Michael Patsalos-Fox
Chairman, Cognizant

Matthew W. Friedrich
Executive Vice President, General Counsel and Chief Corporate Affairs Officer

Acknowledged and agreed as of the first date set forth above:

/s/ Brian Humphries	11/30/18
Brian Humphries

Exhibit A
Form of Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement
(See Exhibit 10.2 to this Annual Report on Form 10K)